Exhibit 99.1

Company Contacts:	Media Contacts:
Greg Mize	David Bassett
Vice President, Investor Relations	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 211

Thomas Braum	Fred Marx
Senior Vice President and CFO	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 718

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS THIRD QUARTER RESULTS

•	Net income for the third quarter of this year of $21.1 million or $.86 per diluted share, was ahead of the prior year.

•	Third quarter revenues were $443.9 million this year, in-line with the same period last year.

•	The balance sheet remains strong – the Company had no debt, and cash and cash equivalents were $76 million at the end of the third quarter of this year.

Troy, Michigan – February 24, 2004 Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its third quarter of fiscal year 2004, which ended January 31, 2004. Revenues for the third quarter of this year were $443.9 million, compared to revenues of $450.5 million from continuing operations for the third quarter of last year. Net income for the third quarter of this year was $21.1 million or $.86 per diluted share, compared to $3.4 million or $.13 per diluted share for the third quarter of fiscal 2003.

As previously announced, the Company completed its sale of Anchor Bay Entertainment, a wholly owned subsidiary, effective November 1, 2003. As a result, all periods presented in this press release reflect the classification of Anchor Bay’s financial results as discontinued operations.

For the third quarter of last year, income from continuing operations was $3.0 million or $.12 per diluted share, and income from discontinued operations was $411,000 or $.01 per diluted share. The third quarter of fiscal 2003 also included a $.67 per share loss attributable to a charge for impairment of subsidiary assets. Excluding this charge, the Company’s income from continuing operations for the third quarter last year would have been $.79 per diluted share.

The following table reconciles net income and diluted earnings per share for the third quarter of this fiscal year and last fiscal year with proforma net income and earnings per share for continuing and discontinued operations, as well as charges for impairment of subsidiary assets.

	Fiscal Third Quarter
	This Year		Last Year
	Net Income*	EPS	Net Income*	EPS
Third quarter net income	$21,144	$.86	$3,427	$.13
Income from discontinued operations	—	—	411.01

Income from continuing operations	21,144.86		3,016.12
Impairment of subsidiary assets, net of taxes	—	—	17,434.67

Income from continuing operations, before impairment of subsidiary assets charge	$21,144	$.86	$20,450	$.79

*	In thousands

Continuing operations for the third quarter of fiscal 2004 and 2003 consisted of music category management and distribution operations in the United States, United Kingdom, Canada and Mexico, as well as category management operations in Argentina and Brazil. For the third quarter and first nine months of fiscal 2003, continuing operations also included Madacy Entertainment, which was sold during the third quarter of fiscal 2003. Madacy Entertainment revenues for the third quarter and first nine months of last year were $10.0 million and $44.8 million, respectively.

The gross margin rate, as a percent to revenue, for the third quarter of this year was 19.6%, compared to 19.2% from continuing operations for the third quarter of last year. Selling,

general and administrative expenses for the third quarter were $53.8 million or 12.1% of revenues, compared to $54.7 million or 12.1% of revenues from continuing operations for the third quarter of last year.

During the third quarter of this year, the Company repurchased 750,500 shares of its stock at an average price of $20.93 per share. As of January 31, 2004, the Company had repurchased 2.4 million shares, or 46% of the shares authorized by its Board under a 20% share repurchase program at an average price of $18.12 per share. As of January 31, 2004, the Company had 23,906,661 shares outstanding.

Revenues from continuing operations for the first nine months of this year were $919.1 million, compared to $1.0 billion from continuing operations for the first nine months of last year. Income from continuing operations for the first nine months of fiscal 2004 was $30.4 million or $1.23 per diluted share, compared to $16.9 million or $ .65 per diluted share from continuing operations for the comparable period of last year. Net income for the nine months of last year included a $.67 per share loss attributable to a charge related to impairment of subsidiary assets.

The Company’s third quarter and first nine months of this fiscal year consisted of 13 and 39 weeks, respectively, whereas the comparable periods last year consisted of 14 and 40 weeks, respectively. The Company’s fiscal year 2004 will end on May 1, 2004 and will consist of 52 weeks, whereas its fiscal year 2003 ended on May 3, 2003 and consisted of 53 weeks.

Stephen Strome, Chairman and CEO of Handleman Company said, “Music industry sales continue to improve compared to the same period of last year. As a result, we expect our fourth quarter revenues this year to be comparable to, or slightly greater than, revenues of $261 million from continuing operations for our fourth quarter of last year. In addition, we expect earnings per share for our fourth quarter of this year to approximate earnings per share of $.22 from continuing operations for the fourth quarter of last year. The Company’s financial condition continues to be strong. We had no debt, and cash and cash equivalents at the end of the third quarter this year were $76 million. Our strong balance sheet allows us to continue to return value to our shareholders through our stock repurchase and cash dividend programs.”

Call Notice

Handleman Company will host a conference call to discuss third quarter fiscal year 2004 financial and operating results on Wednesday, February 25, 2004 at 11:00 a.m. Eastern Standard Time. To participate in the teleconference call (in listen only mode), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Midnight Friday, February 27, 2004 by calling 800-642-1687 (PIN Number 4941840).

* * * * * * * * * * * *

About Handleman Company

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Mexico, Brazil and Argentina. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and provides direct-to-store shipments, marketing and in-store merchandising.

* * * * * * * * * * * *

Information in this press release contains forward-looking statements, which are not historical facts and involve risk and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements, including without limitations, conditions in the music industry, business with Kmart following its emergence from Chapter 11 proceedings, the ability to enter into profitable agreements with customers in the new businesses outlined in the Company’s strategic growth plan, securing funding or providing sufficient cash required to build and grow new businesses, customer requirements, continuation of satisfactory relationships with existing customers and suppliers, effects of electronic commerce, relationships with the Company’s lenders, pricing and competitive pressures, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

- Tables Follow -

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	Jan. 31, 2004 (13 Weeks)	Jan. 31, 2003 (restated) (14 Weeks)		Jan. 31, 2004 (39 Weeks)	Jan. 31, 2003 (restated) (40 Weeks)
Revenues	$443,902	$450,477		$919,095	$1,018,392

Costs and expenses
Direct product costs	357,049	363,794		732,682	810,841
Selling, general and administrative expenses	53,787	54,724		139,102	154,360
Impairment of subsidiary assets	—	33,100		—	33,100
Interest (income) expense, net	(248)	(173)		(255)	79

Income (loss) from continuing operations before income taxes and minority interest	33,314	(968)		47,566	20,012

Income tax (expense) benefit	(12,170)	3,984		(17,128)	(3,460)

Minority interest	—	—		—	366

Income from continuing operations	21,144	3,016	*	30,438	16,918	*

Income from discontinued operations, net of tax	—	411		2,598	2,915

Net income	$21,144	$3,427	*	$33,036	$19,833	*

Basic net income per share
- From continuing operations	$.87	$.12	*	$1.23	$.65	*
- From discontinued operations	—	.01		.10	.11

Total basic net income per share	$.87	$.13	*	$1.33	$.76	*

Diluted net income per share
- From continuing operations	$.86	$.12	*	$1.23	$.65	*
- From discontinued operations	—	.01		.10	.11

Total diluted net income per share	$.86	$.13	*	$1.33	$.76	*

Weighted average number of shares outstanding - basic	24,292	25,792		24,787	26,157

- diluted	24,506	25,845		24,912	26,178

*	Includes impairment of subsidiary asset charges of $17.4 million or $.67 per share.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	January 31, 2004	January 31, 2003 (restated)
Assets
Cash and cash equivalents	$76,043	$54,047
Accounts receivable	249,336	191,424
Merchandise inventories	132,286	139,286
Other current assets	9,795	16,737
Assets held for sale	—	42,882

Total current assets	467,460	444,376
Property and equipment, net of depreciation and amortization	61,210	54,206
Other assets, net	23,254	64,381

Total assets	$551,924	$562,963

Liabilities
Accounts payable	$185,544	$176,203
Debt, current portion	—	3,571
Other current liabilities	39,385	27,732
Liabilities held for sale	—	9,174

Total current liabilities	224,929	216,680
Debt, non-current	—	31,851
Other liabilities	5,794	8,426

Shareholders’ equity	321,201	306,006

Total liabilities and shareholders’ equity	$551,924	$562,963

ADDITIONAL INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months Ended		Nine Months Ended
	Jan. 31, 2004 (13 Weeks)	Jan. 31, 2003 (restated) (14 Weeks)	Jan. 31, 2004 (39 Weeks)	Jan. 31, 2003 (restated) (40 Weeks)
Net income	$21,144	$3,016	$30,438	$16,918
Interest (income) expense, net	(248)	(173)	(255)	79
Income tax expense (benefit)	12,170	(3,984)	17,128	3,460
Depreciation expense	4,806	4,267	11,776	13,897
Amortization expense	—	—	—	—
Recoupment of license advances	—	1,088	—	4,110
Impairment of subsidiary assets	—	33,100	—	33,100

Adjusted EBITDA*	$37,872	$37,314	$59,087	$71,564

Additions to property and equipment	$10,805	$4,467	$17,489	$11,578

License advances and acquired rights	—	$1,717	—	$3,344

*	Adjusted EBITDA is computed as net income plus, net interest (income) expense, income tax expense (benefit), depreciation expense, amortization expense, recoupment of license advances and impairment of subsidiary assets.